EXHIBIT 5.1
[Letterhead of Procopio, Cory, Hargreaves & Savitch LLP]
530 B Street, Suite 2100
San Diego, CA 92101
Phone: 619-238-1900
Fax: 619-235-0398
February 26, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
We have acted as special counsel to International Lottery & Totalizator Systems, Inc., a California corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Registration Statement”), of up to 1,296,299 shares (the “Shares”) of the Common Stock of the Company that may be issued pursuant to the Company’s 2000 Equity Participation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion, we have examined all instruments, documents, certificates and records which we deemed relevant and necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.
Based on such examination, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and represented by duly executed certificates, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.
We are admitted to practice only in the State of California, and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.
This opinion letter is rendered as of the date first written above and as of the effective date of the Registration Statement, and we disclaim any obligation to advise you of facts, circumstances, events or developments which thereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Procopio, Cory, Hargreaves & Savitch LLP
PROCOPIO, CORY, HARGREAVES & SAVITCH LLP